SCHEDULE 14A
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.____)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
TRANSOCEAN INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     Title of each class of securities to which transaction applies:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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     Form, Schedule or Registration Statement No.:

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Notes:
Reg. § 240.14a-101.
SEC 1913 (3-99)

March 21, 2006
Dear Shareholder:
          The 2006 annual general meeting of Transocean Inc. will be held on Thursday, May 11, 2006 at 9:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas. The Secretary’s notice of annual general meeting, the proxy statement and a proxy card are enclosed and describe the matters to be acted upon at the meeting.
          It is important that your shares be represented and voted at the meeting. Please read the enclosed notice of annual general meeting and proxy statement and date, sign and promptly return the proxy card in the enclosed self-addressed envelope.
Sincerely,

J. Michael Talbert	Robert L. Long
Chairman of the Board	President & Chief Executive Officer
     This proxy statement and the accompanying proxy card are dated March 21, 2006 and are first being mailed on or about March 29, 2006 to record shareholders as of March 20, 2006.

NOTICE OF ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
TO BE HELD MAY 11, 2006
     The annual general meeting of Transocean Inc., a Cayman Islands exempted company limited by shares, will be held at the British Colonial Hilton Nassau, Nassau, Bahamas at 9:00 a.m., Bahamas time, on May 11, 2006 for the following purposes:
1.	To elect three directors as members of our board of directors to serve until the 2009 annual general meeting and until their respective successors have been duly elected.

2.	To approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.

3.	To transact such other business as may properly be brought before the meeting.
     This constitutes notice of the meeting as required by Cayman Islands law and our articles of association.
     Only record holders of ordinary shares at the close of business on March 20, 2006 will be entitled to notice of, and to vote at, the meeting.
     The meeting may generally be adjourned from time to time without advance notice other than announcement at the meeting, or any adjournment thereof, and any and all business for which the meeting is hereby noticed may be transacted at any such adjournment.

By order of the Board of Directors,

Eric B. Brown
Secretary
Houston, Texas
March 21, 2006

YOUR VOTE IS IMPORTANT
Please complete, sign and promptly return your proxy card in the enclosed return envelope.

PROXY STATEMENT
FOR ANNUAL GENERAL MEETING OF TRANSOCEAN INC.
MAY 11, 2006
     This proxy statement is furnished in connection with the solicitation of proxies by Transocean Inc., on behalf of our board of directors, to be voted at our annual general meeting to be held on May 11, 2006 at 9:00 a.m., Bahamas time, at the British Colonial Hilton Nassau, Nassau, Bahamas.
Proposals
     At the annual general meeting, shareholders will be asked to vote upon the following:
•	A proposal to elect three nominees as directors to serve three-year terms. These directors will be members of a class of directors that will serve until the 2009 annual general meeting and until their respective successors have been duly elected.

•	A proposal to approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2006.

•	Any other matters that may properly come before the meeting.
     We know of no other matters that are likely to be brought before the annual general meeting.
Quorum
     The presence, in person or by proxy, of shareholders holding a majority of our outstanding ordinary shares will constitute a quorum. Abstentions and “broker non-votes” will be counted as present for purposes of determining whether there is a quorum at the meeting.
Record Date
     Only shareholders of record at the close of business on March 20, 2006 are entitled to notice of and to vote, or to grant proxies to vote, at the meeting.
Votes Required
     Approval of the proposal to elect the three nominees as directors requires the affirmative vote of a plurality of the votes cast. Abstentions and “broker non-votes” will not be counted in that vote.
     Approval of the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for 2006 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. Abstentions and “broker non-votes” on the proposal have the effect of a vote against the proposal.
     As of the record date for the meeting, there were 326,411,524 ordinary shares outstanding and entitled to notice of and to vote at the meeting. Holders of ordinary shares on the record date are entitled to one vote for each share held.
Proxies
     A proxy card is being sent to each shareholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on each of the proposals by marking your proxy card appropriately, executing it in the space provided, dating it and returning it to us. We may accept your proxy by any form of communication permitted by Cayman Islands law and our articles of association. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.
     If you have timely submitted a properly executed proxy card and clearly indicated your votes, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your votes, your shares will be voted “FOR” the election of all director nominees and “FOR” the other proposals.
     If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against any of the three proposals will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.
     You may revoke your proxy card at any time prior to its exercise by:
•	giving written notice of the revocation to our Secretary;

•	appearing at the meeting, notifying our Secretary and voting in person; or

•	properly completing and executing a later-dated proxy and delivering it to our Secretary at or before the meeting.
     Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.
Solicitation of Proxies
     The accompanying proxy is being solicited on behalf of the board of directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D.F. King & Co., Inc. for a fee of $7,500, plus expenses, to aid in the solicitation of proxies. Proxies may be solicited by personal interview, telephone and telegram by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of ordinary shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

ELECTION OF DIRECTORS
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF 5% BENEFICIAL OWNERS AND MANAGEMENT
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
COMPENSATION OF EXECUTIVE OFFICERS
OPTION/SAR GRANTS IN 2005
AGGREGATED OPTION EXERCISES IN 2005 AND 2005 YEAR-END OPTION VALUE
CERTAIN TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FEES PAID TO ERNST & YOUNG LLP
HOUSEHOLDING
2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS
PROPOSALS OF SHAREHOLDERS

ELECTION OF DIRECTORS
     Our articles of association divide our board of directors into three classes: Class I, Class II and Class III. Three Class I directors are to be elected at our 2006 annual general meeting to serve for three-year terms expiring at the annual general meeting in 2009 and until their respective successors have been duly elected.
     The board has nominated for election as Class I directors Victor E. Grijalva, Arthur Lindenauer and Kristian Siem. Messrs. Grijalva, Lindenauer and Siem are standing for re-election. If any of the nominees becomes unavailable for any reason, which we do not anticipate, the board of directors in its discretion may designate a substitute nominee. If you have submitted an executed proxy card, your vote will be cast for the substitute nominee unless contrary instructions are given in the proxy. Richard A. Pattarozzi, currently a Class I director, has notified us that he does not intend to stand for re-election as a result of his desire to reduce the number of boards on which he serves because of the time commitment required. The corporate governance committee and board of directors plan to consider additional director candidates but have made no decision with respect to the board seat being vacated by Mr. Pattarozzi. Consequently, the board of directors currently intends to reduce the size of the board to ten directors in connection with Mr. Pattarozzi’s departure.

     The board of directors recommends a vote “FOR” the election of Victor E. Grijalva, Arthur Lindenauer and Kristian Siem as Class I directors.
Nominees for Director—Class I—Terms Expiring 2009
VICTOR E. GRIJALVA, age 67, has been a director since December 1999 and served as Chairman of our board of directors until October 2002. He is the retired Vice Chairman of Schlumberger Limited. Before serving as Vice Chairman, he served as Executive Vice President of Schlumberger’s Oilfield Services division from 1994 to January 1999 and as Executive Vice President of Schlumberger’s Wireline, Testing & Anadrill division from 1992 to 1994. Mr. Grijalva is also a director of Hanover Compressor Company.
ARTHUR LINDENAUER, age 68, became Chairman of the Board of Schlumberger Technology Corporation, the principal U.S. subsidiary of Schlumberger Limited, in December 1998 and served in that position through February 2004. He previously served as Executive Vice President-Finance and Chief Financial Officer of Schlumberger from January 1980 to December 1998. Mr. Lindenauer was a partner with the accounting firm of Price Waterhouse from 1972 to 1980. Mr. Lindenauer is also a director of the New York Chapter of the Cystic Fibrosis Foundation, a Trustee of the American University in Cairo and a member of the Board of Overseers of the Tuck School of Business at Dartmouth College. Mr. Lindenauer has served as one of our directors since December 1999.
KRISTIAN SIEM, age 57, is Chairman and Chief Executive Officer of Siem Industries, Inc., an industrial holding company that owns offshore oil and gas drilling and subsea construction services businesses, a fleet of reefer vessels and a fleet of car carrying vessels through subsidiaries in the Cayman Islands, the U.K. and Norway. Mr. Siem has served as one of our directors since September 1996 and was Chairman of Transocean ASA prior to its acquisition by us in 1996. Mr. Siem is also chairman of Star Reefers Inc., Siem Offshore Inc., Subsea 7 Inc. and Siem Industrikapital AB. He is further a director of North Atlantic Smaller Companies Investment Trust PLC. During the past five years, Mr. Siem has served as an executive officer with Siem Industries, Inc., as CEO and a director of Kvaerner ASA and as Chairman and a director of Norwegian Cruise Line.
Continuing Directors—Class II—Terms Expiring 2007
ROBERT L. LONG, age 60, is President, Chief Executive Officer and a member of our board of directors. Mr. Long served as President from December 2001 to October 2002, at which time he assumed the additional position of Chief Executive Officer. Mr. Long also served as Chief Operating Officer from June 2002 until October 2002, Chief Financial Officer from August 1996 until December 2001, as Senior Vice President from May 1990 until the time of the Sedco Forex merger, at which time he assumed the position of Executive Vice President, and as Treasurer from September 1997 until March 2001. Mr. Long has been an employee since 1976 and was elected Vice President in 1987.
MARTIN B. MCNAMARA, age 58, is a Partner of the law firm of Gibson, Dunn & Crutcher and has served as a member of the firm’s executive, finance and compensation committees, as well as a Partner-in-Charge of the firm’s Texas practice. He has served as one of our directors since November 1994. During the past five years, Mr. McNamara has been in the private practice of law.
ROBERT M. SPRAGUE, age 61, is the retired Regional Business Director of Shell EP International BV, a position in which he served from April 1997 until June 2003. Mr. Sprague served as Director – Strategy & Business Services for Shell EP International BV from January 1996 until March 1997 and as Exploration & Production Coordinator of Shell International Petroleum BV from May 1994 to December 1995. Mr. Sprague joined the Royal Dutch / Shell group of companies in 1967 and served in a variety of positions in the United States and Europe during his career, including as a director of Shell Canada Limited, a publicly traded company, from April 2000 to April 2003. Mr. Sprague has served on our board of directors since May 2004.

J. MICHAEL TALBERT, age 59, has served as our non-executive Chairman of our board of directors since October 2004. Prior to that Mr. Talbert served as our executive Chairman of the board since October 2002 and a member of our board of directors since August 1994. Mr. Talbert also served as Chief Executive Officer from August 1994 until October 2002, Chairman of our board of directors from August 1994 until December 1999, and as President from December 1999 until December 2001. Prior to assuming his duties with us, Mr. Talbert was President and Chief Executive Officer of Lone Star Gas Company, a natural gas distribution company and a division of Enserch Corporation. He is also a director of El Paso Corporation.
Continuing Directors—Class III—Terms Expiring 2008
JUDY J. KELLY, age 57, is the retired Vice President–Americas of ExxonMobil Gas Marketing Company, a division of ExxonMobil Corporation, a position in which she served from March 2002 until her retirement in July 2004 and in which she was responsible for ExxonMobil’s natural gas and natural gas liquids marketing activities and related infrastructure assets in North and South America. From January 2000 until March 2002, Ms. Kelly served as Vice President–Global Business Planning for ExxonMobil Gas Marketing Company, a position she assumed after ExxonMobil’s merger with Mobil Corporation. Ms. Kelly joined a predecessor of ExxonMobil in its financial organization and served in a variety of positions during her 31 years at ExxonMobil. Ms. Kelly has served as one of our directors since May 2005.
ROBERTO MONTI, age 67, is the retired Executive Vice President of Exploration and Production for Repsol YPF. He was the President and Chief Executive Officer of YPF Sociedad Anonima from September 1995 to June 1999 prior to its acquisition by Repsol. From October 1993 to July 1995, he served as President of Dowell, a division of Schlumberger. He is also a director of Petrobras Energía S.A., John Wood Group PLC and Tenaris S.A. Mr. Monti has served as one of our directors since December 1999.
IAN C. STRACHAN, age 62, is a director of Reuters Group PLC, Xstrata plc, Rolls Royce Group plc and Johnson Matthey plc. He served as Chairman of the Board of Instinet Group Incorporated from January 2003 to December 2005, when it was acquired by The Nasdaq Stock Market, Inc. Mr. Strachan served as Deputy Chairman of Invensys plc from 1999 to 2000 and served as CEO of BTR plc from 1996 until its merger with Siebe plc in 1999, when it changed its name to Invensys plc. From 1987 to 1995, Mr. Strachan was with Rio Tinto plc, serving as CFO from 1987 to 1991 and as Deputy CEO from 1991 to 1995. He was employed by Exxon Corporation from 1970 to 1986. Mr. Strachan has served as one of our directors since December 1999.
Merger with Sedco Forex, Designation of Board Members and Appointment of Mr. Grijalva
     On December 31, 1999, we completed a merger with Sedco Forex Holdings Limited following the spin-off of Sedco Forex to Schlumberger stockholders on December 30, 1999. As a result of the merger, Schlumberger stockholders exchanged all of the Sedco Forex shares distributed to them by Schlumberger in the Sedco Forex spin-off for our ordinary shares, and Sedco Forex became our wholly owned subsidiary. Pursuant to the merger agreement, Transocean’s board of directors designated Messrs. McNamara, Siem and Talbert as directors (in addition to two other individuals who no longer serve on our board) and Schlumberger’s board of directors designated Messrs. Grijalva, Lindenauer, Monti and Strachan as directors (in addition to another individual who no longer serves on our board). In the merger agreement, we agreed to use reasonable efforts to appoint those designees for a period of three years from the effective date of the merger. We also agreed to nominate Mr. Grijalva to our board of directors to serve as Chairman until his 65th birthday (in July 2003). In October 2002, Mr. Grijalva resigned his position as Chairman but agreed to remain as a director.
Corporate Governance
     We believe that we have long had good corporate governance practices, including having had written corporate governance guidelines, committee charters and a code of conduct for employees in place before enactment of the Sarbanes-Oxley Act and revisions to the corporate governance rules of the New York Stock Exchange (NYSE). Furthermore, the board held separate meetings of the non-management directors for several years before executive sessions were required by the NYSE.

     The corporate governance committee of the board has continued to evaluate the Company’s and the board’s governance practices and formally reviews all committee charters and the board’s governance principles at least annually. This committee further receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the board annually evaluate their own performance.
     In 2005, we adopted ownership guidelines for directors that require each current nonmanagement director to, over a five year period, acquire a number of our shares and/or deferred units equal in value to an amount five times the annual director retainer. Each new director is to acquire such number of shares and/or deferred units over their initial five years as a director. In connection with such ownership requirement, the board currently grants deferred units to directors and requires directors to hold such units until a director leaves the board.
     Our current governance documents may be found on our website at www.deepwater.com under “Corporate Governance.” Among the information you can find there is the following:
•	Corporate Governance Guidelines;

•	Audit Committee Charter;

•	Corporate Governance Committee Charter;

•	Executive Compensation Committee Charter;

•	Finance and Benefits Committee Charter; and

•	Code of Ethics.
     Information contained on our website is not part of this proxy statement. You may also request this information in print by writing to our General Counsel, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.
     We will continue to monitor our governance practices in order to maintain our high standards. Some specific governance issues are addressed below.
     Independence of Board Members/Committee Structure. Our corporate governance guidelines require that at least a majority of the directors meet the independence requirements of the NYSE. The director independence standards of the New York Stock Exchange require a board determination that the director has no material relationship with the listed company and has no specific relationships that preclude independence. Our board considers all relevant facts and circumstances in assessing whether a director is independent.
     The board has carefully considered the criteria of the NYSE and believes that our directors Judy J. Kelly, Arthur Lindenauer, Martin B. McNamara, Roberto Monti, Richard A. Pattarozzi, Robert M. Sprague and Ian C. Strachan meet the NYSE independence requirements. We believe that our executive compensation, audit and corporate governance committees are composed solely of directors who meet the NYSE independence requirements. Also, Victor E. Grijalva has under NYSE criteria been precluded from being determined to be independent by the board because of a prior consulting agreement with us that terminated in 2003. However, by the time of our next scheduled board of directors meeting in May 2006, Mr. Grijalva should be eligible for a finding of independence by the board.
     The board has also considered what types of disclosure should be made relating to the process of determining director independence. To assist the board in making disclosures regarding its determinations of independence, the board has adopted categorical standards as permitted under the listing standards of the NYSE. These categorical standards deal only with what types of relationships need to be disclosed and not whether a particular director is independent. The board considers all relevant facts and circumstances in determining whether a director is independent. However, the relationships satisfying the categorical standards are not required to be disclosed or separately discussed in our proxy statement.
     A relationship satisfies the categorical standards adopted by the board if it:
•	is a type of relationship addressed in:

Item 404 of Regulation S-K of the Securities and Exchange Commission (containing requirements for proxy statement disclosure), but under those rules, disclosure is not required, or

Section 303A.02(b) of the NYSE Listed Company Manual (listing relationships that preclude a determination of independence), but under those rules, a determination of independence is not precluded; or

•	results from charitable contributions by the Company to an organization where a director is an executive officer and such contributions do not exceed the greater of $100,000 or 1% of the organization’s gross revenue in any of the last three years.
     Executive Sessions. The nonmanagement directors met in executive session at each regularly scheduled board meeting in 2005. During 2006, they are again scheduled to meet in executive session without management at each regularly scheduled board meeting. In addition, the independent directors met as a group in executive session on one occasion during 2005. The nonmanagement and independent directors have designated Ian C. Strachan as the presiding director for their respective meetings. Shareholders or other interested persons may send communications to the presiding director by writing to him c/o Mr. Eric B. Brown, Corporate Secretary, P.O. Box 2765, Houston, TX 77252-2765.
     Director Nomination Process. The board has designated the corporate governance committee as the committee authorized to consider and recommend nominees for the board. We believe that all members of the committee meet the NYSE independence requirements.
     Our Corporate Governance Guidelines require that the corporate governance committee assess the needs of our Company and the board so as to recommend candidates who will further our goals. In making that assessment, the committee has determined that a candidate must have the following minimum qualifications:
•	high professional and personal ethics and values;

•	a record of professional accomplishment in his/her chosen field;

•	relevant expertise and experience; and

•	a reputation, both personal and professional, consistent with our core values.
     In addition to these minimum qualities, the committee considers other qualities that may be desirable. In particular, the board is committed to having a majority of independent directors and, accordingly, the committee evaluates the independence status of any potential director. The committee evaluates whether or not a candidate contributes to the board’s overall diversity and whether or not the candidate can contribute positively to the existing chemistry and culture among the board members. Also, the committee considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business and position as the leading international provider of offshore drilling services.
     The committee has several methods of identifying candidates. First, the committee considers and evaluates whether or not the existing directors whose terms are expiring remain appropriate candidates for the board. Second, the committee requests from time to time that its members and the other board members identify possible candidates. Third, the committee has the authority to retain one or more search firms to aid in its search. The search firm assists the board in identifying potential board candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

     The corporate governance committee will consider nominees for director recommended by shareholders. Please submit your recommendations in writing, along with:
•	the name of and contact information for the candidate;

•	a statement detailing the candidate’s qualifications and business and educational experience;

•	information regarding the qualifications and qualities described under “Director Nomination Process” above;

•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the committee;

•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;

•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for audit committee membership; and

•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.
     Submit nominations to Eric B. Brown, Corporate Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046. The extent to which the committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the committee about the qualifications and suitability of the individual, viewed in light of the needs of the board, and is at the committee’s discretion. The committee evaluates the desirability for incumbent directors to continue on the board following the expiration of their respective terms, taking into account their contributions as board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the corporate governance committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the board, and the board may determine not to, nominate those candidates for election to our board.
     In addition to recommending director nominees to the corporate governance committee, any shareholder may nominate directors at an annual general meeting of shareholders. For more information on this topic, see “Proposals of Shareholders.”
     Process for Shareholder Communications with the Board. The board has established a process whereby interested parties may communicate with the board and/or with any individual director. Shareholders may send communications in writing, addressed to the board or an individual director, c/o Mr. Eric B. Brown, Corporate Secretary, P.O. Box 2765, Houston, TX 77252-2765. The Corporate Secretary will forward these communications to the addressee.
     Director Attendance at Annual Meeting. We expect all of our directors to attend our annual general meeting of shareholders other than Mr. Pattarozzi, who is not standing for re-election at this year’s meeting. At the 2005 meeting, all directors were in attendance.

Compensation of Directors
     At our 2004 annual general meeting, our shareholders approved the amendment of our Long-Term Incentive Plan to replace automatic awards to outside directors as described below with discretionary awards that are determined by our board. The board continues to believe that directors should receive deferred units rather than options or share appreciation rights, commonly referred to as SARs. Deferred units are units equal to one ordinary share each and are used to measure the benefits payable to the holder of the unit. At our 2005 board meeting held immediately after the annual meeting, the board granted deferred units to each outside director equal in value to $88,000 based upon the average price of our ordinary shares for the 10 trading days prior to the annual meeting (calculated at $47.31). Each outside director received 1,860 units.
     Such units vest in equal installments over a three year period but are required to be held by a director until the director leaves the board. In the event of an outside director’s retirement in accordance with the board’s retirement policy or his earlier death or disability, or in the event of a change of control of our Company, unvested deferred units will vest. If a director ceases to be a director for our convenience, as determined by the board, the board may at its discretion accelerate the vesting of the deferred units.
     No other grants of deferred units were made to outside directors during 2005. In light of data indicating that our director compensation was below median for comparable companies, the board decided to adjust director compensation for 2006. The board expects to grant deferred units to outside directors equal in value to $128,000 based upon the average price of our ordinary shares for the 10 trading days prior to the annual meeting. This grant would be made immediately after the 2006 annual meeting. As with prior awards, the units would vest equally over a three year period and would be required to be held by directors until they leave the board. The board would expect to grant directors joining our board after the annual meeting a deferred unit award equal to the amount of the annual retainer. The current overall cash compensation of directors is described below and is expected to remain unchanged from 2005 cash compensation.
     The board of directors determined that it intends to vest Mr. Pattarozzi’s unvested deferred units at the time he leaves the board, to vest all of his remaining unvested options and to cause such options to remain exercisable for their original term as a result of Mr. Pattarozzi’s contribution to the Company.
     Fees and Retainers. The corporate governance committee annually reviews the compensation paid to directors to be certain that it is competitive in attracting and retaining qualified directors. Our employees receive no extra pay for serving as directors. Each director who is not one of our officers or employees received an annual retainer of $50,000 in 2005, except for Mr. Talbert, whose director compensation arrangement is described below. The audit committee chairman received an additional $20,000 annual retainer, and the other committee chairmen each received an additional $10,000 annual retainer. Nonemployee directors also received a fee of $2,000 for each board meeting and $1,500 for each board committee meeting attended, plus incurred expenses where appropriate. Directors were eligible to participate in our deferred compensation plan. The director could defer any fees or retainer by investing those amounts in Transocean ordinary share equivalents or in other investments selected by the administrative committee of that plan. After December 31, 2005, no further deferrals may be made under the plan. Under an amendment to the plan, directors who made deferral elections in 2005 were allowed to cancel these deferral elections and receive ordinary shares with respect to ordinary share equivalents and cash with respect to other investments.
     Mr. Talbert became our non-executive Chairman after his retirement from active employment with us in October 2004. Based upon research done by us and our compensation consultant, the board determined that an appropriate retainer for a non-executive chairman would be $160,000 per year. Mr. Talbert was paid this retainer for 2005. Mr. Talbert receives the board meeting attendance fee described above, but does not receive any additional fees for attendance at board committee meetings. In addition, Mr. Talbert will receive the same equity grant given to other outside directors.
     Stock Options/Stock Appreciation Rights. Directors did not receive any stock options or stock appreciation rights (“SARs”) during 2005, although directors received stock options and SARs in prior years. Each stock option and SAR previously granted to a director has a ten-year term and becomes exercisable in equal annual installments on the first, second and third anniversaries of the date of grant assuming continued service on the board. In the event of an outside director’s retirement in accordance with the board’s retirement policy or his earlier death or disability, or in the event of a change of control of our Company as described under “Compensation of Executive Officers—Change of Control Provisions of Benefit Plans,” options and SARs will become immediately exercisable and will remain exercisable for the remainder of their ten-year term. Options and SARs will terminate 60 days after an outside director leaves the board for any other reason. However, if that person ceases to be a director for our convenience, as determined by the board, the board may at its discretion accelerate the exercisability and retain the original term of those options and SARs.

     We have reserved an aggregate of 600,000 ordinary shares for issuance to outside directors under our Long-Term Incentive Plan, of which 188,625 remained available for grant as of March 1, 2006.
     Reimbursement of Expenses. Directors are reimbursed for travel, food, lodging, activities and other expenses incurred in connection with attending board, committee and shareholder meetings and other corporate functions. From time to time, we have held a corporate strategy meeting in conjunction with a board meeting. Spouses of directors are occasionally invited to this meeting for appropriate business purposes, and we reimburse directors for expenses incurred in connection with their attendance. During 2005, certain spouses of directors attended our corporate strategy meeting, and we accordingly reimbursed for the associated expenses. We currently intend to invite spouses to such meetings on a periodic (but less than annual) basis.
Board Meetings and Committees
     During 2005, the board of directors held five regular meetings. Each of our directors attended at least 75% of the meetings during the year, including meetings of committees on which the director served.
     The board has standing executive compensation, finance and benefits, corporate governance and audit committees. As noted, the charters for these committees may be found at www.deepwater.com under “Corporate Governance.” In addition, the board may from time to time form special committees to consider particular matters that arise.
     Executive Compensation Committee. The executive compensation committee reviews and approves the compensation of our officers, administers our executive compensation programs, makes awards under the Long-Term Incentive Plan and the Performance Award and Cash Bonus Plan and establishes performance goals for our Chief Executive Officer and reviews his performance. The current members of the executive compensation committee are Mr. Pattarozzi, Chairman, and Messrs. Monti, Sprague and Strachan, although Mr. Pattarozzi does not intend to stand for re-election to the board. The board expects to make a decision with respect to Mr. Pattarozzi’s replacement on the executive compensation committee at the next scheduled board meeting in May 2006. The executive compensation committee met three times during 2005.
     Finance and Benefits Committee. The finance and benefits committee approves our long-term financial policies, insurance programs and investment policies. It also makes recommendations to the board concerning dividend policy, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the finance and benefits committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs. The current members of the finance and benefits committee are Mr. Siem, Chairman, Messrs. Lindenauer and Grijalva and Ms. Kelly. The finance and benefits committee met five times during 2005.
     Corporate Governance Committee. The corporate governance committee makes recommendations to the board with respect to the selection and compensation of the board members, how the board functions and how the board should interact with shareholders and management. It reviews the qualifications of potential candidates for the board of directors, coordinates the self evaluation of the board and committees and recommends to the board nominees to be elected at the annual meeting of shareholders. The current members of the corporate governance committee are Mr. McNamara, Chairman, and Messrs. Monti, Pattarozzi and Sprague, although Mr. Pattarozzi does not intend to stand for re-election to the board. The board expects to make a decision with respect to Mr. Pattarozzi’s replacement on the corporate governance committee at the next scheduled board meeting in May 2006. The corporate governance committee met three times during 2005.

     Audit Committee. The audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accountants. The audit committee also monitors the integrity of our financial statements and the independence and performance of our auditors and reviews our financial reporting processes. The committee reviews and reports to the board the scope and results of audits by our independent registered public accounting firm and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.
     The board requires that all members of the audit committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not our audit committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, satisfies all of the following attributes:
•	an understanding of generally accepted accounting principles and financial statements;

•	an ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.
     The person is to further have acquired such attributes through one or more of the following:
•	education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	other relevant experience.
     The current members of the audit committee are Mr. Lindenauer, Chairman, Ms. Kelly and Messrs. McNamara and Strachan. The audit committee met 11 times during 2005. The board has reviewed the criteria set by the SEC and determined that Mr. Lindenauer qualifies as an “audit committee financial expert.” In addition, the board has determined that Mr. Lindenauer qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Lindenauer is an accountant by education, was a partner in an accounting firm and served as the Chief Financial Officer of Schlumberger Limited, a public company.
     Finally, NYSE rules restrict directors that have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the audit committee. We believe that the members of the audit committee have no such relationships and are therefore independent for purposes of NYSE rules.

AUDIT COMMITTEE REPORT
     Our audit committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2005 with management, our internal auditors and Ernst & Young LLP. In addition, we have discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required by Codification of Statements on Auditing Standards No. 61 (SAS 61). The Sarbanes-Oxley Act of 2002 requires certifications by the Company’s chief executive officer and chief financial officer in certain of the Company’s filings with the Securities and Exchange Commission (“SEC”). The committee discussed the review of the Company’s reporting and internal controls undertaken in connection with these certifications with the Company’s management and independent registered public accounting firm. The committee also reviewed and discussed with the Company’s management and independent registered public accounting firm, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee has further periodically reviewed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and rules adopted or proposed to be adopted by the SEC and the NYSE.
     The committee also has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, and we have reviewed, evaluated and discussed the written disclosures with that firm and its independence from the Company. We also have discussed with our management of the Company and the independent registered public accounting firm such other matters and received such assurances from them as we deemed appropriate.
     Based on the foregoing review and discussions and relying thereon, we have recommended to the Company’s Board of Directors the inclusion of the Company’s audited financial statements for the year ended December 31, 2005 in the Company’s Annual Report on Form 10-K for such year filed with the SEC.

ARTHUR LINDENAUER, CHAIRMAN	JUDY J. KELLY

MARTIN B. MCNAMARA	IAN C. STRACHAN
SECURITY OWNERSHIP OF 5% BENEFICIAL
OWNERS AND MANAGEMENT
     The table below shows how many ordinary shares each of our directors and nominees, each of the executive officers named in the summary compensation section below and all directors and executive officers as a group owned as of February 15, 2006. The table below also sets forth information concerning the persons known by us to beneficially own 5% or more of our ordinary shares.
AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

	Shares Owned	Percent of Shares
Name of Beneficial Owner	Beneficially (1)(2)	Owned Beneficially (3)
Eric B. Brown (4)(5)	40,225	—
Jean P. Cahuzac (4)	39,316	—
Gregory L. Cauthen (4)	30,306	—
Robert L. Long (4)(6)	219,206	—
Steven L. Newman (4)	47,486	—
Victor E. Grijalva	68,209	—
Arthur Lindenauer	29,881	—
Judy J. Kelly	0	—
Martin B. McNamara	57,117	—
Roberto Monti	24,760	—
Richard A. Pattarozzi	33,760	—

	Shares Owned	Percent of Shares
Name of Beneficial Owner	Beneficially (1)(2)	Owned Beneficially (3)
Kristian Siem (7)	35,601	—
Robert M. Sprague (8)	3,760	—
Ian C. Strachan	25,260	—
J. Michael Talbert (9)	748,113	—
All directors and executive officers as a group (16 persons) (4)	1,405,733	—
Capital Research and Management Company (10)	16,730,800	5.1%

(1)	The business address of each director and executive officer is c/o Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.

(2)	Includes options exercisable within 60 days held by Messrs. Brown (15,209), Grijalva (24,000), Lindenauer (24,000), Long (133,017), McNamara (39,672), Monti (24,000), Newman (36,449), Pattarozzi (33,000), Siem (34,841), Strachan (24,000), Talbert (667,000) and all directors and executive officers as a group (1,055,188). Also includes (i) rights to acquire ordinary shares under our deferred compensation plan held by Messrs. Grijalva (17,977) and McNamara (12,513), and all directors and executive officers as a group (30,490), and (ii) unvested restricted shares held by Messrs. Brown (6,396), Cahuzac (15,992), Cauthen (11,993), Newman (4,200) and all directors and executive officers as a group (40,194) over which such individuals have sole voting power but no dispositive power.

(3)	As of February 15, 2006, each listed individual and our directors and executive officers as a group beneficially owned less than 1.0% of the outstanding ordinary shares.

(4)	Includes:

						All directors
						and executive
						officers as a
	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman	group
Shares held in Employee Stock Purchase Plan	1,699	1,294	1,325	6,138	624	11,073
(5)	Includes 7,595 shares held in a joint account with his wife.

(6)	Includes 34,322 shares held in a joint account with his wife.

(7)	Excludes 1,423,720 of our ordinary shares held by Siem Industries, Inc. Mr. Siem is the Chairman and Chief Executive Officer of Siem Industries, Inc. As a result, he may be deemed a beneficial owner of those ordinary shares.

(8)	Includes 3,000 shares held in a joint account with his wife.

(9)	Includes 78,536 shares held in a joint account with his wife.

(10)	Based on a Schedule 13G filed with the SEC on February 10, 2006. According to the filing, Capital Research and Management Company has sole voting power over 4,080,900 shares, sole dispositive power over 16,730,000 shares, and shared voting or dispositive power over no shares. The address of Capital Research and Management Company is 333 South Hope Street, Los Angeles, California 90071.
Section 16(a) Beneficial Ownership Reporting Compliance
     We believe all Section 16(a) reporting requirements related to our directors and executive officers were timely fulfilled during 2005. This belief is based solely on a review of the reports required to be filed under Section 16(a) of the U.S. Securities Exchange Act of 1934 that have been furnished to us and written representations from those with filing obligations that all reports were timely filed.

COMPENSATION OF EXECUTIVE OFFICERS
Executive Compensation Committee Report
Introduction
     The executive compensation committee’s primary responsibility is to ensure that our executive compensation program aligns the interests of management with those of our shareholders. The committee is composed solely of independent directors.
     Our report covers the following topics:
•	the role of the executive compensation committee

•	our executive compensation guiding principles

•	the components of our executive compensation program

•	our stock ownership guidelines

•	the limitations on deductibility of non-performance based compensation
Role of the Executive Compensation Committee
     The executive compensation committee’s role is to assist the board of directors in developing a fair and competitive compensation program for our executives. Our objective is to attract and retain a highly qualified and motivated management team and appropriately reward individual executives for their contributions to the attainment of key strategic goals. We regularly review the compensation guiding principles for the executive officers. Annually, we review and establish the individual compensation levels for the executive officers, and we also review the value of benefits and perquisites provided to the executive officers under alternative scenarios. We have considered the advice of outside consultants retained by the committee in determining whether the amounts and types of compensation we pay and the benefits and perquisites provided are appropriate. We also review the services provided by and the fees paid to the outside consultant to ensure that these are appropriate.
Executive Compensation Guiding Principles
     The goal of the compensation program is to attract, motivate and retain the talented individuals we need to be a leader in our highly competitive industry. The following are the guiding principles of our program:
Align the interests of executives with those of our shareholders.
     We believe that executive compensation should be linked to results delivered to the shareholder. The base pay and cash bonus and long term incentive programs should ultimately deliver total compensation to executives that is predominantly determined by the Company’s success, both in absolute terms and as measured against peer companies.
Performance-based compensation.
     We believe that executive compensation, including base pay, cash bonus and equity-based compensation, should be a function of Company and individual performance, so that when performance meets or exceeds goals, our executives are compensated at the levels set for such goals, and when performance does not meet goals, cash bonus and equity-based awards for our executives are reduced accordingly or eliminated entirely.

Compensation should be set at competitive levels.
     The committee believes that executive compensation must be monitored to ensure that we maintain competitive compensation levels. We meet with outside consultants at least annually to review and compare the level of compensation we pay or award to executives to the compensation practices of a peer group of companies. For 2005, the primary peer group of companies used to determine compensation (base salary, cash bonus incentive opportunity and long-term equity incentive opportunity) for executives consisted of 15 publicly held companies (including Transocean) that the committee believes are generally of comparable financial size, business focus and scope; however, as described below, we use a narrower group of companies for comparisons based on return on capital.
Incentive compensation should be a greater part of total compensation for more senior positions.
     The portion of an executive’s total compensation that varies based on Company performance and individual performance should increase as the individual’s business responsibilities increase. Incentive performance-based compensation has always been a major component of the CEO’s compensation. For 2005, over 86% of Mr. Long’s compensation was subject to the achievement of performance objectives set forth under the annual cash bonus program and long-term incentive plan.
Components of Our Executive Compensation Program
     The three components of our compensation program are:
•	base salary

•	cash bonus incentives

•	long-term equity incentives
Base Salary
     We set base salaries for executive officers so that they approximate the median salaries of comparable executives in our peer group. We adjust base salaries when warranted by an individual’s experience and performance, and when our market surveys or other similar information show that base salaries within the peer group are being adjusted. In line with this approach, Mr. Long’s base salary was adjusted from $700,000 to $750,000 in July 2005.
Cash Bonus Incentives
     We award annual cash bonus incentives under the Performance Award and Cash Bonus Plan. The amount of an executive’s bonus opportunity, which is expressed as a percentage of base salary, depends primarily upon that individual’s position and responsibilities and bonus opportunities provided to comparable positions within our peer group. At the beginning of each year, the committee reviews and approves annual performance goals. Shortly after the end of the year, the committee determines the appropriate bonus payout levels based on the degree to which these goals have been achieved. The cash bonus incentive program is designed to pay total annual cash compensation, which is base salary plus cash bonus, above the median of our peer group when we meet substantially all of the goals established for an executive’s bonus opportunity. Similarly, when these goals are not achieved, the program is intended to result in total annual cash compensation below the median of our peer group. The committee also has the discretion to award performance-based cash bonuses under our Long-Term Incentive Plan.
     The committee determined that the payout for an executive’s 2005 bonus opportunity was to be based on the level of achievement of Company-wide financial goals and specific corporate goals, as described below. In order to emphasize the importance of operational performance during 2005, the weighting on the financial goal was reduced to 30% from 50% and the weighting on the corporate goals was increased to 70% from 50%. For 2005, bonus opportunities ranged from 30% to 90% of base pay. The actual percentage payment can range from 0% to 200% of the bonus opportunity. The overall bonus payout was also subject to the application of a reduction factor based on our cash flow return on market capitalization (“CFROMC”), the effect of which can reduce the bonus payment by 0 to 50%. The committee may also use its discretion to adjust payments downward from these amounts or to make additional cash bonus awards beyond the bonus opportunity to recognize exceptional individual performance or to take account of other factors.

     The financial goals included in the 2005 bonus program under our Performance Award and Cash Bonus Plan for executive officers were our 2005 earnings per share (“EPS”), relative to a return on equity target, and our cash flow return on capital (“CFROC”) compared to a group of companies within our peer group. The corporate goals for all executives included in the 2005 bonus program included safety, fleet downtime, marketing, human resource development, and cost containment. The committee met in December 2005 and February 2006 to review the EPS and CFROC performance and the attainment of the corporate goals and objectives for the year 2005. Based on this review and in light of the Company’s overall performance during 2005, the committee determined that Mr. Long would receive a bonus of $750,000, which represented 115% of his 2005 bonus opportunity under our Performance Award Cash Bonus Plan.
     The committee has determined that the payout for an executive’s 2006 bonus opportunity would similarly be based on the level of achievement of Company-wide financial goals and corporate goals. For 2006, the weighting on the financial goals has been restored to its historical 50% (from 30% in 2005), with the corporate goals comprising the remaining 50% (from 70% in 2005). Bonus opportunities currently range from 30% to 90% of base pay. The committee will consider adjusting individual bonus opportunities during the annual review of executive compensation. The actual percentage payment can range from 0% to 200% of the bonus opportunity, depending on the committee’s evaluation of performance against these goals. For 2006, the CFROMC factor has been modified to better align the interests of executives with those of our shareholders. As in 2005, the CFROMC factor can reduce the overall bonus payout by up to 50%. Additionally, in the event that CFROMC exceeds a threshold target, overall bonus payouts can be increased by up to 50%.
     The financial goals included in the 2006 bonus program under our Performance Award and Cash Bonus Plan for executives are our 2006 EPS as determined by return on equity targets and CFROC compared to a group of companies within our peer group. The basis for our EPS objective is a long-term target, established several years ago, of 11% cash flow return on equity. The Company’s ability to meet this return target is heavily influenced by industry and market conditions. In a depressed market, it is unlikely that the Company would be able to meet this 11% return target; conversely, under favorable industry conditions, it is possible for the Company to significantly exceed this target. The corporate goals for all executives included in the 2006 bonus program include goals related to safety, project execution, and human resource development.
Long–Term Incentives: Stock Options, Contingent Stock Options and Contingent Restricted Stock
     Our program for the earning of equity awards by executives is administered such that the annual awards granted under the program are entirely contingent on performance goals which significantly improves our ability to align the interests of management with those of our shareholders. We also occasionally grant non-contingent special awards to recognize individual performance. The program rewards executives for the attainment of a total shareholder return (“TSR”) and a cash flow return on capital that ranks favorably within our peer group. In years prior to 2003, we principally granted time-vested stock options to our executives as long-term equity incentives and occasionally granted time-vested restricted stock awards when specific results were achieved. In an effort to further align executive and shareholder interests, beginning in 2003 we fundamentally changed our equity awards through the granting of contingent stock options and contingent restricted stock, the attainment of which is based on Company performance.
     The committee currently intends to administer the long-term equity incentive program through annual grants of these contingent stock options, contingent restricted shares or contingent deferred units to designated executives. Performance goals and maximum grant parameters are established by the committee in the first quarter of the year. The committee may also make special awards including non-contingent awards to individual executives during the year on a discretionary basis. The peer group of companies used to measure our relative TSR consists of 15 publicly traded companies with a focus on contract drilling and oilfield services. The peer group of companies used to measure our relative CFROC rank is a more narrowly defined group of 10 companies composed primarily of contract drillers. Pursuant to the previously established performance goals and award parameters, in July 2005, the committee made grants of contingent stock options and contingent restricted stock to executives, including Mr. Long, in order to further the goal of aligning the executives’ interests with those of our shareholders and to encourage management continuity. No non-contingent time-vested stock option awards were granted in 2005.

     Each executive is given a target grant opportunity based on the executive’s individual position and compensation survey data of our peer group. Each executive is granted a combination of contingent stock options and contingent restricted shares or contingent deferred units that in total combined value approximate 1.75 times the median for comparable positions in our peer group. The committee has discretion to grant more or fewer of such awards. The actual awards earned are based upon a two-year performance period at the end of which the number of contingent shares/deferred units received and/or options retained is determined based on the Company’s performance relative to peer groups using TSR and CFROC rankings. In general terms, performance resulting in the number one position of the relevant peer groups for both measures results in the executive retaining all of the contingent options and receiving all of the contingent restricted shares. Conversely, performance generally within the approximate bottom third results in all contingent options being forfeited and no restricted stock/deferred units being received. Performance between these limits results in partial retention of the contingent options and partial receipt of the restricted stock/deferred units. One-third of the earned award vests at the end of the performance period (year 2), with the remainder vesting in years 3 and 4. For the two-year performance period which ended on December 31, 2004, the Company ranked fourth out of 15 in the TSR peer group and fourth out of 10 in the CFROC peer group, which resulted in Mr. Long retaining 74% of the contingent options and receiving 74% of the restricted shares which were the subject of his contingent, performance-based grant awarded in July 2003.
     Based upon the above guidelines, in July 2005, we granted Mr. Long 104,027 contingent options to purchase ordinary shares at an exercise price of $56.34 and 58,411 contingent restricted shares. Both the contingent option and contingent restricted share grants are subject to a two-year performance period ending December 31, 2006, at which time the determination of how many, if any, of these options will be retained and shares received by Mr. Long will be made on the basis of TSR and CFROC performance relative to peer groups.
Stock Ownership Guidelines
     The committee believes that it is important for our executives to build and maintain a significant minimum equity stake in our Company and that these ownership requirements should be an integral part of our performance-based incentive program. Our ownership policy for executives is based on the restricted shares awarded under the Long-Term Incentive Plan beginning with the 2003 grants. In order to sell any of these shares of the Company, our ownership policy requires executives to hold and maintain after the sale vested shares with a value equal to or greater than the following:
•	our Chief Executive Officer — five times annual base salary;

•	an Executive or Senior Vice President — three times annual base salary;

•	a Vice President — two times annual base salary.
     Executives are given a period in which to accumulate the required amount of stock. During this period, the amount of stock an executive must hold will be no less than the number of shares which have been granted, earned and vested since 2003 under the Long-Term Incentive Plan. Should the share price later decline whereby an executive falls below the required value threshold, the executive is precluded from further sales of restricted shares granted under the program until such time as the executive again meets the ownership requirements. Compliance with this policy by each executive is reviewed by the committee on an annual basis, and the committee will consider the size of and/or eligibility for any future awards to any executive found to have knowingly violated the policy.
     For a discussion of our stock ownership guidelines for our directors, see “—Corporate Governance.”

Limitations on Deductibility of Non-Performance Based Compensation
     To the extent attributable to our U.S. subsidiaries and otherwise deductible, Section 162(m) of the U.S. Internal Revenue Code limits the tax deduction that our U.S. subsidiaries can take with respect to the compensation of designated executive officers, unless the compensation is “performance-based.” The committee expects that all income recognized by executive officers upon the exercise of stock options and vesting of contingent restricted stock and deferred units granted in 2005 under the Long-Term Incentive Plan will qualify as performance-based compensation.
     Under the Long-Term Incentive Plan, the committee has the discretion to award performance-based cash compensation that qualifies under Section 162(m) of the U.S. Internal Revenue Code based on the achievement of objective performance goals. All of our executive officers are eligible to receive this type of award. The committee has determined, and may in the future determine, to award compensation that does not qualify under Section 162(m) as performance-based compensation.
Conclusion
     The committee believes that the executive compensation philosophy that we have adopted effectively serves the Company’s interests and those of our shareholders, and appropriately links executive compensation with Company and individual performance.

This report is issued as of February 9, 2006.

RICHARD A. PATTAROZZI, CHAIRMAN	ROBERTO L. MONTI

ROBERT M. SPRAGUE	IAN C. STRACHAN
Executive Compensation
     The table below shows the compensation during 2003, 2004 and 2005 of our Chief Executive Officer and our four most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at the end of 2005 (the “named executive officers”).
SUMMARY COMPENSATION TABLE

						Long-Term
		Annual Compensation				Compensation Awards
				Other Annual		Restricted	Securities
Name and Principal				Compensation		Stock	Underlying		All Other
Position	Year	Salary ($)	Bonus($)(1)	($)		Award($)(2)(3)	Options/SARS		Compensation($)(4)
Robert L. Long	2005	722,917	750,000	0		3,290,876	104,027	(3)(5)	40,035
	2004	678,333	410,449	0		2,729,046	156,680	(3)(5)	800,364	(7)
President and Chief Executive Officer	2003	627,000	0	0		2,061,488	212,540	(3)(6)	800,322	(7)

Jean P. Cahuzac	2005	421,458	362,596	31,051	(8)	1,222,353	38,639	(3)(5)	22,084
	2004	410,000	206,737	43,343	(8)	1,182,727	67,900	(3)(5)	20,170
Executive Vice President, Chief Operating Officer	2003	401,875	0	42,097	(8)	1,374,396	141,700	(3)(6)	63,744

Gregory L. Cauthen	2005	346,458	202,274	0		846,227	26,750	(3)(5)	16,826
	2004	326,875	120,870	0		909,682	52,230	(3)(5)	15,301
Senior Vice President and Chief Financial Officer	2003	309,167	73,118	0		1,030,744	106,270	(3)(6)	14,255

					Long-Term
		Annual Compensation			Compensation Awards
				Other Annual	Restricted	Securities
Name and Principal				Compensation	Stock	Underlying		All Other
Position	Year	Salary ($)	Bonus($)(1)	($)	Award($)(2)(3)	Options/SARS		Compensation($)(4)
Eric B. Brown	2005	304,167	133,686	0	705,208	22,292	(3)(5)	15,239
	2004	290,125	107,281	0	682,472	39,170	(3)(5)	424,974	(7)
Senior Vice President, General Counsel and Corporate Secretary	2003	282,750	66,870	0	549,716	56,680	(3)(6)	452,042	(7)

Steven L. Newman (9)	2005	249,375	146,909	0	563,404	14,861	(3)(5)	11,294

Senior Vice President, Human Resources, Information Process Solutions and Treasury

(1)	The amount shown as “Bonus” for a given year includes amounts earned with respect to that year but paid in the first quarter of the following year.

(2)	Represents the dollar value of a contingent opportunity to be awarded shares of restricted stock based on the closing market price of our ordinary shares on the date the opportunity was granted, assuming full vesting of the shares subject to the opportunity (except in the case of one special time-vested restricted share grant in February 2005 to Mr. Newman of 2,100 shares that vests in three equal installments on the first three anniversaries of the date of the grant). The actual number of restricted shares that are awarded is subject to performance-based conditions and could range from none to all of the shares subject to the contingent opportunity. Performance within the approximate bottom third of the respective peer groups results in no restricted stock being received. One-third of the shares that are awarded, if any, vest at the end of a two-year performance period, and the remainder vest after years three and four. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.” The contingent opportunity granted for each pertinent year is set forth in the table below:

Grant Year	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman
2005	12,517	21,696	15,020	58,411	8,344
2004	24,270	42,060	32,350	97,050	—
2003	25,930	64,830	48,620	97,240	—
For a discussion of the compensation expense associated with these contingent awards, see footnote (3) below.

(3)	The value shown in the Summary Compensation Table above for restricted stock and the number of options granted does not give effect to contingencies associated with satisfaction of the performance-based conditions and vesting of the awards. The tables below reflect, for both restricted stock and options, the sum of (1) the amount of compensation expense associated with the specified awards through December 31, 2005 as reflected in our financial statements in accordance with Statement of Financial Accounting Standards 123 and (2) the additional amount of such compensation expense associated with such awards that will be reflected over the remaining vesting period of the awards assuming that the employee remains throughout the vesting period and there is no further change in expectations or in the applicable discount rates (“Financial Statement Compensation Expense”).

For restricted stock grants, both the historical and future portions of this expense (which accrue in our financial statements over the vesting period of the award) include a discount factor to the value of the restricted stock at the date of grant that is intended to reflect uncertainties of the achievement of the performance goals. The discount factor for one component of the performance goals—Total Shareholder Return—is set at the time of grant and does not change regardless of later changes in expectations relating to, or even the actual achievement of the goals. The discount factor for the other component—Cash Flow Return on Capital—is updated over the two-year determination period for the performance goals. Similarly, for our performance based options, we take the estimated fair value at the date of each option grant using the Black—Scholes—Merton option pricing model and we then apply the same discounts and updates as described above.

The amount of such Financial Statement Compensation Expense can be less than or greater than the value of awards at the time of payout depending upon, among other things, the value of our shares at such time, the degree of achievement of the performance goals and whether the award vests and the effect of the discount rate. The Financial Statement Compensation Expense in the table below reflects the expense associated with the awards granted in each fiscal year, regardless of the period in which it is expensed. See also note 2 to our Consolidated Financial Statements in our Annual Report on Form 10-K for information on our stock-based compensation accounting policies.
Restricted Stock

Award Grant in
Fiscal Year	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman
2005	381,694	661,598	458,020	1,781,187	347,745
2004	384,061	665,580	511,924	1,535,771	—
2003	253,103	632,827	474,606	949,212	—
Options

Award Grant in
Fiscal Year	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman
2005	250,187	434,693	300,940	1,170,314	167,188
2004	248,115	430,100	330,841	992,460	—
2003	288,490	721,267	540,915	1,081,830	—
(4)	With respect to 2005, the amounts shown as “All Other Compensation” for the named executive officers include the following:

	Mr. Brown	Mr. Cahuzac	Mr. Cauthen	Mr. Long	Mr. Newman
Matching contributions under the Savings Plan	$9,450	$9,450	$9,000	$9,450	$9,450
Contributions under the Supplemental Benefit Plan	$5,789	$12,634	$7,826	$30,585	$1,844
(5)	For 2004 and 2005, consists entirely of contingent options to purchase ordinary shares at the fair market value on the date of grant. The actual number of contingent options that vest is subject to performance based conditions and could range from none to all of the options. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

For a discussion of the compensation expense associated with these contingent awards, see footnote (3) above.
(6)	Represents time-vested options to purchase ordinary shares (53,140 for Mr. Long, 35,430 for Mr. Cahuzac, 26,570 for Mr. Cauthen and 14,170 for Mr. Brown) and contingent options to purchase ordinary shares (159,400 for Mr. Long, 106,270 for Mr. Cahuzac, 79,700 for Mr. Cauthen and 42,510 for Mr. Brown), in each case at the fair market value on the date of grant. The actual number of contingent options that vest is subject to performance based conditions and could range from none to all of such options. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

For a discussion of the compensation expense associated with these contingent awards, see footnote (3) above.
(7)	In addition to the items listed in footnote (4), for 2004 and 2003, includes payments described below to the respective named executive officer in connection with the change of control provisions in their former employment agreements (See “—Employment Agreements”):

Year	Mr. Brown	Mr. Long
2004	$411,034	$765,693
2003	$438,648	$769,298
(8)	For the years 2005, 2004 and 2003 includes payments to Mr. Cahuzac relating to school fees ($19,182, $37,479 and $34,463, respectively) and home country travel entitlement ($10,878, $5,864 and $7,635, respectively).

(9)	Mr. Newman became an executive officer of our Company in 2005.
Options Granted
     The table below contains information with respect to options to purchase our ordinary shares granted to the named executive officers in 2005.
OPTION/SAR GRANTS IN 2005

					Potential Realizable
					Value at
					Assumed Annual Rates
					of Company
					Share Price
					Appreciation for Option
	Individual Grants (3)				Term (10 Years)
		% of Total
	Number of	Options/SARs
	Securities	Granted to
	Underlying	Company	Exercise
	Options/SARs	Employees in	Price
Name	Granted	2005	($ /share)	Expiration Date (1)	5% (2)	10% (2)
Robert L. Long	104,027	32%	$56.34	07/12/15	$3,684,601	$9,336,766
Jean P. Cahuzac	38,639	12%	$56.34	07/12/15	$1,368,580	$3,467,978
Gregory L. Cauthen	26,750	8%	$56.34	07/12/15	$947,476	$2,400,901
Eric B. Brown	22,292	7%	$56.34	07/12/15	$789,575	$2,000,780
Steven L. Newman	14,861	5%	$56.34	07/12/15	$526,372	$1,333,824

(1)	The options are subject to termination prior to their expiration date in some cases where employment is terminated.

(2)	These columns show the gains the named executives and all of our shareholders could realize if our shares appreciate at a 5% or 10% annualized rate. These growth rates are arbitrary assumptions specified by the Securities and Exchange Commission, not our predictions.

(3)	Represents contingent, performance-based options to purchase ordinary shares. The actual number of contingent options that vest is subject to performance-based conditions and could range from none to all. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”

Aggregate Option Exercises
     The following table shows information concerning options to purchase our ordinary shares the named executive officers exercised during 2005, and unexercised options they held as of December 31, 2005:
AGGREGATED OPTION EXERCISES IN 2005 AND 2005 YEAR-END OPTION VALUE

			Number of Securities
			Underlying		Value of Unexercised,
			Unexercised Options		In-the-Money Options
			at Fiscal Year End		at Fiscal Year End
	Shares
	Acquired on	Value		Unexercisable	Exercisable	Unexercisable
Name	Exercise	Realized	Exercisable	(2)	(1)	(2)
Robert L. Long	262,046	$5,290,667	75,985	374,772	$3,572,180	$13,432,960.00
Jean P. Cahuzac	274,952	$5,973,707	0	182,586	$0	$7,025,962.00
Gregory L. Cauthen	63,515	$1,523,865	0	136,013	$0	$5,293,844.00
Eric B. Brown	124,958	$2,818,395	0	91,881	$0	$3,400,912.00
Steven L. Newman	10,400	$159,650	29,794	43,841	$1,174,849	$1,495,198.00

(1)	The value of each unexercised in-the-money option is equal to the difference between $69.69, which was the closing price of our ordinary shares on December 31, 2005, and the exercise price of the option.

(2)	Includes contingent, performance-based options to purchase ordinary shares (260,707 for Mr. Long, 106,539 for Mr. Cahuzac, 78,980 for Mr. Cauthen, 61,462 for Mr. Brown and 30,531 for Mr. Newman). The actual number of contingent options that vest is subject to performance-based conditions and could range from none to all. Performance within the approximate bottom third of the respective peer groups results in all contingent options being forfeited. For a discussion of our contingent, performance-based equity awards, see “—Executive Compensation Committee Report.”
Defined Benefit Plans
     We maintain a U.S. Retirement Plan for our qualifying employees and officers and those of participating subsidiaries. In general, we base annual retirement benefits on average covered compensation for the highest five consecutive years of the final ten years of employment and years of service. We include salaries and bonuses as covered compensation under the U.S. Retirement Plan. We do not include (1) amounts relating to the grant or vesting of restricted shares, the exercise of options and SARs, and receipt of tax-offset supplemental payments with respect to options, SARs or restricted shares, or (2) employer contributions under our Savings Plan or our Supplemental Retirement Plan.
     The maximum annual retirement benefit under our U.S. Retirement Plan is generally 60% of the participant’s average covered compensation minus 19.5% of his or her covered social security earnings. The eligible survivors of a deceased U.S. Retirement Plan participant are entitled to a survivor’s benefit under the plan.
     Eligible participants in our U.S. Retirement Plan and their eligible survivors are entitled to receive retirement and survivors benefits that would have been payable under the U.S. Retirement Plan but for the fact that benefits payable under funded pension plans are limited by U.S. tax laws. As a general rule, during 2005, the U.S. tax laws limited annual benefits under tax-qualified retirement plans to $170,000, subject to reduction in some cases, and required those plans to disregard any portion of the participant’s 2005 compensation in excess of $210,000. A participant may choose to have these benefits paid either as a life annuity or in a cash lump sum upon termination of employment.

     Mr. Cahuzac is a non-U.S. citizen and participated in a defined contribution international retirement plan. Effective January 1, 2004, he began participation in our U.S. Retirement Plan.
     The following table shows the estimated pension benefits payable under the pension plan and the supplemental benefit plan at age 65 based on compensation that is covered by the pension plan and the supplemental benefit plan, years of service with us and the payment in the form of a lifetime annuity:

	Years of Service
Final
Average
Earnings	10	15	20	25	30	35

$ 100,000	$20,000	$30,000	$40,000	$50,000	$60,000	$60,000
$ 300,000	$60,000	$90,000	$120,000	$150,000	$180,000	$180,000
$ 500,000	$100,000	$150,000	$200,000	$250,000	$300,000	$300,000
$ 700,000	$140,000	$210,000	$280,000	$350,000	$420,000	$420,000
$ 900,000	$180,000	$270,000	$360,000	$450,000	$540,000	$540,000
$1,100,000	$220,000	$330,000	$440,000	$550,000	$660,000	$660,000
$1,300,000	$260,000	$390,000	$520,000	$650,000	$780,000	$780,000
$1,500,000	$300,000	$450,000	$600,000	$750,000	$900,000	$900,000
$1,700,000	$340,000	$510,000	$680,000	$850,000	$1,020,000	$1,020,000
$1,900,000	$380,000	$570,000	$760,000	$950,000	$1,140,000	$1,140,000
     Annual benefits are shown before deduction of 6.5% of average covered social security earnings after 10 years of service, 9.75% after 15 years of service, 13.0% after 20 years of service, 16.25% after 25 years of service, and 19.25% after 30 or more years of service.
     The Final Average Earnings as of December 31, 2005 and years of credited service under the pension plan and the supplemental benefit plan for the applicable named executive officer are:

	Mr. Long	Mr. Cahuzac	Mr. Cauthen	Mr. Brown	Mr. Newman
Final Average Earnings	$854,059	$519,098	$394,848	$398,021	$231,107
Years of Credited Service	30.0	2.0	4.7	10.9	11.8
Performance Graph
     The graph below compares the cumulative total shareholder return of (1) our ordinary shares, (2) the Standard & Poor’s 500 Stock Index and (3) the Simmons & Company International Upstream Index over our last five fiscal years. The graph assumes that $100 was invested in our ordinary shares and each of the other two indices on December 31, 2000, and that all dividends were reinvested on the date of payment.

CUMULATIVE TOTAL SHAREHOLDER RETURN
Indexed Total Shareholder Return
December 31, 2000—December 31, 2005

	December 31,
	2000	2001	2002	2003	2004	2005
Transocean	100.00	73.99	51.11	52.87	92.75	151.98
S&P 500	100.00	88.11	68.64	88.33	97.94	102.75
Simmons Upstream Index	100.00	74.74	71.73	82.88	119.36	172.08
Change of Control Provisions of Benefit Plans
     Some of our benefit plans provide for the acceleration of benefits in the event of a change of control of our Company. A change of control generally includes acquisitions of beneficial ownership of 20% or more of our ordinary shares, changes in board composition and certain merger and sale transactions.
     Upon the occurrence of a change of control, all outstanding restricted shares and deferred units actually granted under the Long-Term Incentive Plan will immediately vest and all options and SARs granted under the Long-Term Incentive Plan to outside directors or held by then-current employees will become immediately exercisable. Certain employees granted performance-based awards of shares of restricted stock or deferred units in 2004 and 2005 will become vested in 50% of the shares subject to the awards upon the occurrence of a change of control. In addition, the executive compensation committee may provide that if a SAR is exercised within 60 days of the occurrence of a change of control, the holder will receive a payment equal to the excess over the amount otherwise due of the highest price per ordinary share paid during the 60-day period prior to exercise of the SAR. The executive compensation committee also may provide that the holder is entitled to a supplemental payment on that excess. Those payments are in addition to the amount otherwise due on exercise. Also, upon the occurrence of a change of control, the participant will become vested in 100% of the maximum performance award he could have earned under our Performance Award and Cash Bonus Plan for the proportionate part of the performance period prior to the change of control and will retain the right to earn out any additional portion of his award if he remains in our employ.
Severance Policy
     We adopted a severance benefit policy for our executives effective as of February 9, 2005. The policy applies to employees holding a job title of vice president or higher, which currently includes 17 persons. The benefits under the policy are not available to any executives who enter into separate severance agreements with us after February 9, 2005. Under the policy, any executive who is terminated for our convenience (as determined in the sole discretion of the executive compensation committee) will be entitled to the following:

•	a cash payment for his base salary up to the date of termination;

•	a cash payment of a pro rata share of his bonus opportunity up to the date of termination at the then projected year-end rate of payout, in an amount, if any, determined by the Executive Compensation Committee in its sole discretion;

•	a cash payment equal to his annual base salary in effect at the date of termination; and

•	certain outplacement services not to exceed a cost to us of 5% of the base annual salary of the executive.
An executive is required to sign a release in favor of Transocean in order to receive benefits under the policy.
     Any executive terminated under the provisions of this policy will also be deemed to have been terminated for our convenience for purposes of any awards under our long-term incentive plan. Currently, our performance-based option awards and our contingent restricted ordinary share awards provide that a holder of an award who is terminated for our convenience before the end of a performance period will be granted a pro rata share of the total potential award to the date of termination, and our time-vested equity awards provide all unvested time-vested awards vest in the event the participant is terminated for our convenience.
Executive Change of Control Severance Policy
     Effective as of July 15, 2005, we also established an executive change of control severance benefit policy for executives who are designated by the board. The policy provides for severance benefits to designated executives who, within 24 months after a change of control are terminated for other than cause or who leave for good reason. The board designated Mr. Long, Mr. Brown, Mr. Cahuzac and Mr. Cauthen as being eligible to receive benefits under the policy. Executives entitled to benefits under this policy are not entitled to benefits under the severance benefit policy described above.
     Under the policy, a designated executive who is subject to termination described in the prior paragraph will be entitled to the following:
•	a cash payment for his base salary up to the date of termination;

•	a cash payment of a pro rata share of his bonus opportunity up to the date of termination at the then projected year-end rate of payout, in an amount, if any, determined by the executive compensation committee of the board of directors in its sole discretion;

•	a cash severance payment equal to 2.99 times the sum of (a) the base salary of the executive calculated using the higher of the annual base salary in effect at the time of termination of employment or that in effect on the date of the change of control and (b) any target bonus at the 100% level for which the executive is eligible for the fiscal year in which termination occurs;

•	certain outplacement services not to exceed a cost to us of 5% of the base annual salary of the executive used to determine the severance payment described in the bullet above; and

•	certain gross-up payments for any applicable excise tax such that the net amount received would be the same as without the application of the excise tax, subject to specified limits described in the policy.
     A designated executive who is subject to such a termination will also be deemed to have been terminated for our convenience for purposes of any awards under our long-term incentive plan. Currently, our performance-based option awards and our contingent restricted ordinary share awards provide that a holder of an award who is terminated for our convenience before the end of a performance period will be granted a pro rata share of the total potential award to the date of termination. Any such executive will further be assumed to have three additional years of age and service credits for the purposes of our supplemental retirement plan.

Employment Agreements
     During September and October 2000, we entered into agreements with some of our executive officers, including Messrs. Long and Brown. These agreements replaced agreements entered into prior to the Sedco Forex merger. The prior agreements provided that the occurrence of a change in control triggered employment agreements which contained provisions that allowed executives to leave for any reason during a specified period following the change of control and receive the payments defined in the employment agreements, which generally guaranteed a minimum salary and bonus for a period of three years. The Sedco Forex merger triggered these provisions, and as a result, the executives could have left for any reason during January 2001 and received the payments under the employment agreements. In order to induce the executives to remove such right and remain with our Company, we offered the executives either (a) a cash payment equivalent to the amount otherwise due under the employment agreement as if the executive left in January 2001 to be vested and paid, with interest, over a three year period in equal annual installments commencing January 2002, in exchange for termination of the employment agreement (such amounts would become payable if the executive remained employed, and would become payable in a lump sum if the executive’s termination occurred due to death, disability or termination without cause, or due to certain reductions in authority or base salary), or (b) an extension of the existing employment agreement for three years beyond the current one month trigger period with a first term of 18 months during which the employee commits to remain with our Company, followed by an additional term of 18 months (commencing July 1, 2002) during which the employee can self trigger the payment rights to predetermined amounts, with interest, under the employment agreement by terminating his or her employment. Mr. Brown entered into an agreement described in clause (a) of the foregoing sentence, and Mr. Long entered into the agreement described in clause (b) of the foregoing sentence. None of the replacement agreements contain change of control provisions. The agreement with Mr. Long provided that in the event the payments called for under the agreement would subject Mr. Long to an excise tax under Section 4999 of the U.S. Internal Revenue Code, he will be entitled to receive an additional “gross-up” payment in some circumstances.
     Mr. Brown received payments of $466,263, $438,648 and $411,034 in 2002, 2003 and 2004, respectively, under the provisions described in the preceding paragraph.
     In May 2002, Mr. Long entered into an agreement revoking his employment agreement described above, which had provided him a right to leave for any reason and receive his change of control payments. The new agreement provided for a cash payment of $2,142,756 to be vested and paid, with interest, over a three year period in equal annual installments beginning June 1, 2002. The amount of this payment was approximately equal to the amount Mr. Long would have been entitled to receive under his employment agreement if his employment had been terminated in January 2001.
     All scheduled payments have now been made under these agreements to Messrs. Long and Brown, and none of these individuals is a party to any other employment agreement with us. None of Messrs. Cahuzac, Cauthen or Newman is a party to an employment agreement with us.
     The charter of the executive compensation committee has now been changed to prohibit “single-trigger” change of control employment agreements that are triggered solely by a change of control.
Compensation Committee Interlocks and Insider Participation
     The members of the executive compensation committee of the board of directors during the last completed fiscal year were Mr. Pattarozzi, Chairman and Messrs. Monti, Sprague and Strachan. There are no matters relating to interlocks or insider participation that we are required to report.
CERTAIN TRANSACTIONS
     We own a 50 percent interest in an unconsolidated joint venture company, Overseas Drilling Limited (“ODL”), which owns the drillship Joides Resolution. Siem Offshore Inc. owns the other 50 percent interest in ODL. Our director, Kristian Siem, is the chairman of Siem Offshore Inc. and is also a director and officer of ODL. We provide operational and management services to ODL, and we earned $1.4 million for these services in 2005. ODL also reimburses us for costs which we incur in connection with these services, and we were reimbursed $5.6 million for these services in 2005. In November 2005, we entered into a loan agreement with ODL under which ODL may grant multiple loans to us at its discretion in amounts up to $8 million. ODL may demand repayment at any time upon five business days prior written notice given to us, and any amount due from ODL may be offset against the loan amount at the time of repayment. ODL distributed dividends of approximately $3.0 million to us in 2005. Mr. Siem is also chairman and chief executive officer of Siem Industries, Inc., which owns an approximate 45 percent interest in Siem Offshore Inc.

EQUITY COMPENSATION PLAN INFORMATION
     The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2005.

Number of securities
remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants and	(excluding securities
	warrants and rights	rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1) (2) (3)	7,616,808	$30.09	10,846,912

Equity compensation plans not approved by security holders (4)	—	—	—

Total	7,616,808	$30.09	10,846,912

(1)	Includes 2,864,583 shares to be issued upon exercise of options with a weighted average exercise price of $24.79 that were granted under (a) our Sedco Forex Employees Option Plan in connection with the Sedco Forex merger, which was approved by our shareholders, and (b) equity compensation plans of R&B Falcon assumed by us in connection with the R&B Falcon merger, which was approved by our shareholders.

(2)	In addition to stock options, we are authorized to grant awards of restricted stock and deferred units under our Long-Term Incentive Plan, and 4,280,646 ordinary shares are available for future issuance pursuant to grants of restricted stock and deferred units under this plan. As of December 31, 2005, 1,381,107 contingent performance-based restricted share and deferred unit awards granted in 2004 and 2005 are earnable based on the achievement of certain performance targets.

(3)	Includes 1,253,125 contingent, performance-based options granted in 2004 and 2005 that are earnable based on the achievement of certain performance targets. The actual number of options retained and restricted shares to be issued will be determined upon completion of the two-year performance period.

(4)	Does not include any shares that may be distributed under our deferred compensation plan, which has not been approved by our shareholders. Under this plan, our directors could defer any fees or retainers by investing those amounts in Transocean ordinary share equivalents or in other investments selected by the administrative committee. Amounts that are invested in the ordinary share equivalents at the time of distribution are distributed in ordinary shares. As of December 31, 2005, our directors had purchased 36,856 Transocean ordinary share equivalents under this plan. After December 31, 2005, no further deferrals may be made under the plan. Under an amendment to the plan, directors who made deferral elections in 2005 were allowed to cancel their deferral elections and receive ordinary shares with respect to ordinary share equivalents and cash with respect to other investments.

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     Our audit committee has selected Ernst & Young LLP as our independent registered public accounting firm for the 2006 calendar year. Ernst & Young LLP served as our independent registered public accounting firm for the 2005 calendar year. Although the selection and appointment of an independent registered public accounting firm is not required to be submitted to a vote of shareholders, the audit committee recommended that this appointment be submitted to our shareholders for approval. Approval of our appointment of Ernst & Young LLP to serve as independent registered public accounting firm for the year 2006 requires the affirmative vote of holders of at least a majority of the ordinary shares present in person or by proxy at the meeting and entitled to vote on the matter. If the shareholders do not approve the appointment of Ernst & Young LLP, our audit committee will consider the appointment of another independent registered public accounting firm. A representative of Ernst & Young LLP is expected to be present at the annual general meeting with the opportunity to make a statement if so desired and to respond to appropriate questions.
FEES PAID TO ERNST & YOUNG LLP
     Ernst & Young LLP Audit Fees for each of the fiscal years 2005 and 2004 and Audit-Related Fees, Tax Fees and Total of All Other Fees for services rendered in 2005 and 2004 are as follows, as described below:

		Audit-Related		Total of
	Audit Fees (1)	Fees (2)	Tax Fees (3)	All Other Fees (4)
Fiscal year 2005	$4,651,247	$66,748	$1,479,101	$2,250
Fiscal year 2004	$6,506,012	$562,888	$1,984,788	—

(1)	The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10-Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations. They include approximately $2.5 million and $4.1 million of fees related to the Section 404 attestation of management reports on internal controls for the fiscal years 2005 and 2004, respectively. The audit fees for fiscal year 2004 have been updated because our proxy statement for our 2005 annual meeting contained certain estimated amounts relating to statutory audits that were not yet completed as of the date of that proxy statement. The audit fees for fiscal year 2005 also include certain estimated amounts relating to statutory audits that are not yet completed.

(2)	The audit-related fees include TODCO audits and related accounting consultations until its deconsolidation in December 2004, other non-statutory audits of subsidiaries or companies in which we have an investment, other accounting consultations and employee benefit plan audits.

(3)	Tax fees were for tax preparation, compliance and tax advice. We incurred approximately $0.9 million of tax compliance and preparation fees for each of the years 2005 and 2004.

(4)	All other fees were for certain legislative updates.
     The audit committee pre-approves all auditing services, review or attest engagements and permitted non-audit services to be performed by our independent registered public accounting firm, subject to some de minimis exceptions for non-audit services which are approved by the audit committee prior to the completion of the annual audit. No non-audit services were performed under the de minimis exception during 2005. The audit committee has considered whether the provision of services rendered in 2005 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.
     The audit committee has adopted policies and procedures for pre-approving all audit and non-audit services performed by the independent registered public accounting firm. The policy requires advance approval by the audit committee of all audit and non-audit work. Unless the specific service has been previously pre-approved with respect to the 12-month period following the advance approval, the audit committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The audit committee has given advance approval for specified audit, audit-related and tax services for 2006. Requests for services that have received this pre-approval are subject to specified fee or budget restrictions as well as internal management controls.

HOUSEHOLDING
     The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.
     As a result, if you hold your shares through a broker and you reside at an address at which two or more stockholders reside, you will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such beneficial stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such beneficial stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to our corporate secretary at Eric B. Brown, Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046, telephone number (713) 232-7500. We will deliver, promptly upon written or oral request to the corporate secretary, a separate copy of the 2005 annual report and this proxy statement to a beneficial stockholder at a shared address to which a single copy of the documents was delivered.
2005 ANNUAL GENERAL MEETING OF SHAREHOLDERS
     At our last Annual General Meeting held on May 12, 2005, our shareholders:
•	elected Judy J. Kelly, Roberto Monti and Ian C. Strachan as directors;

•	approved the amendment of our Employee Stock Purchase Plan to increase the number of ordinary shares reserved for issuance under the plan from 2,500,000 to 3,500,000; and

•	approved the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2005.
     Since the 2005 Annual General Meeting, our articles and memorandum of association have not been amended and no meetings of shareholders have been held.
PROPOSALS OF SHAREHOLDERS
     Shareholder Proposals in the Proxy Statement. Rule 14a-8 under the Securities Exchange Act of 1934 addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a-8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2007 annual general meeting, your proposals must be received at our principal executive offices, 4 Greenway Plaza, Houston, Texas 77046, by no later than November 29, 2006. However, if the date of the 2007 annual general meeting changes by more than 30 days from the anniversary of the 2006 annual general meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10-Q or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.
     Shareholder Proposals and Nominations for Directors to Be Presented at Meetings. If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in our articles of association. Our articles of association provide generally that, if you desire to propose any business at an annual general meeting, you must give us written notice not less than 90 days prior to the anniversary of the originally scheduled date of the immediately preceding annual general meeting. However, if the date of the forthcoming annual general meeting is more than 30 days before or after that anniversary date, the deadline is the close of business on the tenth day after we publicly disclose the meeting date.

The deadline under our articles of association for submitting proposals will be February 10, 2007 for the 2007 annual general meeting unless it is more than 30 days before or after the anniversary of the 2006 annual general meeting. Your notice must set forth:
•	a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

•	your name and address;

•	a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting, or if the record date for the meeting is subsequent to the date required for shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting, and, in either case, intend to appear in person or by proxy at the meeting to propose that business; and

•	any material interest you have in the business.
     If you desire to nominate directors at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors at an extraordinary general meeting at which the board of directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice must set forth:
•	your name and address and the name and address of the person or persons to be nominated;

•	a representation that you are a holder of record of our ordinary shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•	a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between you and each nominee you proposed and any other person or persons under which the nomination or nominations are to be made by you;

•	any other information regarding each nominee you proposed that would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

•	the consent of each nominee to serve as a director if so elected.
     The chairman of the meeting may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures.
     You may obtain a copy of our articles of association, in which these procedures are set forth, upon written request to Eric B. Brown, Secretary, Transocean Inc., 4 Greenway Plaza, Houston, Texas 77046.

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	INTERNET			TELEPHONE			MAIL

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•	Go to the website address listed above.	OR	•	Use any touch-tone telephone.	OR	•	Mark, sign and date your proxy card.
•	Have your proxy card ready.		•	Have your proxy card ready.		•	Detach your proxy card.
•	Follow the simple instructions that appear on your computer screen.		•	Follow the simple recorded instructions.		•	Return your proxy card in the postage-paid envelope provided.

1-866-252-6950 CALL TOLL-FREE TO VOTE

☐	▼ DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

Mark, Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink
The Board of Directors Recommends a Vote “FOR” Approval of Items 1 and 2
Item 1. Election of Directors.

FOR all nominees listed	☐	WITHHOLD AUTHORITY to vote for all nominees listed	☐	EXCEPTIONS*	☐

Nominees for the Board of Directors:	01-Victor E. Grijalva, 02-Arthur Lindenauer, 03-Kristian Siem
(Instructions: To withhold authority to vote for any individual nominee, mark the “Exceptions*” box and write that nominee’s name on the following blank line.)
Exceptions* ________________________________________________

	FOR	AGAINST	ABSTAIN

Item 2.	Approval of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2006. ☐	☐	☐

Item 3.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

	To change your address, please mark this box.		☐

	To include any comments, please mark this box.		☐

     SCAN LINE
Sign exactly as name appears hereon. (If shares are held in joint names, both should sign. If signing as Attorney, Executor, Administrator, Trustee or Guardian, please give your title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer.)

Date	Share Owner sign here	Co-Owner sign here

TRANSOCEAN INC.
Walker House, Mary Street
George Town
Grand Cayman, Cayman Islands

P R O X Y

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, revoking any proxy heretofore given in connection with the Annual General Meeting described below, hereby appoints Robert L. Long, Gregory L. Cauthen and Eric B. Brown, and each of them, proxies, with full powers of substitution, to represent the undersigned at the Annual General Meeting of Transocean Inc. to be held on Thursday, May 11, 2006 at 9:00 am., at the British Colonial Hilton Nassau, Nassau, Bahamas and at any adjournment thereof, and to vote all ordinary shares that the undersigned would be entitled to vote if personally present as follows:
     The shares represented by this proxy will be voted as directed herein. If this proxy is duly executed and returned, and no voting directions are given herein, such shares will be voted “FOR” all nominees listed in Item 1 and “FOR” the proposal to approve the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2006. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Annual General Meeting.
TRANSOCEAN INC.
c/o THE BANK OF NEW YORK
P.O. BOX 11168
NEW YORK, N.Y. 10203-0168
(Continued, and to be signed and dated on the reverse side)